EXHIBIT 23.2

To the Board of Directors and Stockholders
CenterStaging Corp.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CenterStaging Corp. on Form S-8 to be filed with the Commission on or about July 20, 2006 of our Independent Registered Accounting Firm’s Report dated October 6, 2005 covering the consolidated financial statements of CenterStaging Musical Productions, Inc., for the year ended June 30, 2005, which is included in Form 8K/A filed by CenterStaging Corp. on November 1, 2005 with the Securities and Exchange Commission.

/s/ STONEFIELD JOSEPHSON, INC.

Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California

July 19, 2006